SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: October 30, 2003

(Date of earliest event reported)

GUITAR CENTER, INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File:	95-4600862
(State or other jurisdiction of incorporation or organization)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road

Westlake Village, California  91362

(Address of Principal executive offices, including zip code)

(818) 735-8800

(Registrant’s telephone number, including area code)

Item 5.  Other Events.

Financial Results for the Quarter Ended September 30, 2003

On October 30, 2003, Guitar Center, Inc. (the “Company” or "Guitar Center”) reported its financial results for the quarter ended September 30, 2003.  Net sales for our third quarter ended September 30, 2003 increased 16.6% to $300.1 million, compared to $257.4 million in its 2002 third quarter.  Net income for our third quarter increased 32.5% to $5.8 million compared to $4.4 million in the third quarter of 2002.  Earnings per diluted share were $0.23 compared to $0.19 in the third quarter of 2002.

As previously announced, net income for the third quarter of 2003 includes the effect of a charge to interest expense of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share) representing the redemption premium and the write-off of deferred financing costs associated with the senior notes redeemed in July 2003.  Excluding this charge to interest expense, pro forma net income for the third quarter increased 60.2% to $7.0 million and pro forma earnings per diluted share were $0.28.  A reconciliation of these pro forma amounts to net income determined under GAAP is provided below.

Earnings per share calculations are based on weighted-average diluted shares outstanding of 24.9 million for the third quarter of 2003 versus 23.4 million for the third quarter of 2002.  Because the contingent conversion price has not been reached, our convertible bonds are not included in diluted shares outstanding.

During the third quarter, we opened large format Guitar Center stores in Tampa, Florida, Albany, New York and Richmond, Virginia.  We also opened a small format Guitar Center store in Harrisburg, Pennsylvania.

Net sales from retail stores grew 14.5% to $241.1 million for the quarter from $210.5 million in the third quarter of 2002.  Sales from new stores contributed $16.0 million, or 52.3% of the total increase.  Third quarter comparable store sales increased 7%.  Third quarter gross margin for the retail stores was 25.2% after buying and occupancy costs compared to 24.9% in the third quarter of 2002.  Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 22.2% of net sales for the quarter, compared to 21.3% of net sales in the third quarter of 2002.  The increase in SG&A expenses as a percentage of sales is primarily due to higher advertising expense for our Guitar Center stores and spending on systems and infrastructure at our American Music stores.  The operating results for the Guitar Center stores were offset somewhat by the results of American Music which incurred a pre-tax operating loss of $1.8 million and did not meet our expectations for the quarter.

Net sales for the direct response division increased 25.9% to $59.0 million, compared to $46.9 million in the third quarter of 2002.  Gross margin for the direct response division was 32.3% for the quarter compared to 29.2% in the third quarter of 2002.  The increase is primarily due to a shift in our product mix toward higher margin products, improved inventory management and lower return rates.  Selling, general and administrative expenses for the direct response division were 21.6% of net sales for the quarter, compared to 23.3% of net sales in the same period in 2002.  The improvement in SG&A expenses as a percentage of sales is due to increased operational efficiencies at the call center and fulfillment center, as well as leveraging on better than expected sales.

Director Resignations

David Ferguson and Jeffrey Walker, directors since 1996, recently resigned from the Guitar Center board of directors.  Messrs. Ferguson and Walker became directors in connection with a June 1996 leveraged recapitalization of Guitar Center sponsored by a predecessor of JP Morgan Partners.

Pro Forma Data

We have prepared and reported certain pro forma data applicable to the three and nine months ended September 30, 2003.  Results as calculated using generally accepted accounting principles are provided in the financial tables incorporated by reference into this Item 5.

The pro forma data reflects the exclusion of a charge to interest expense of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share) representing the redemption premium and the write-off of deferred financing costs associated with the senior notes redeemed in July 2003.

Pro forma amounts are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes.  The following table illustrates the adjustments and reconciles the pro forma data to that reported in the financial statements:

	Three months ended September 30, 2003	Nine months ended September 30, 2003

Income before income taxes under GAAP	$9,334	$27,781
Add back redemption premium (a)	1,222	1,222
Add back write off of deferred financing fees (b)	722	722
Total interest expense adjustment	1,944	1,944
Pro forma income before income taxes	11,278	29,725
Pro forma income taxes	4,292	11,312
Pro forma net income (c)	$6,986	$18,413

Weighted average shares outstanding (diluted)	24,944	24,329

Pro forma net income per share (diluted)	$0.28	$0.76

(a)    Represents the redemption premium associated with our 11% Senior Notes of $66,667 which we paid off in July 2003.

(b)    Represents the write-off of deferred financing costs attributed to the 11% Senior Notes which we paid off in July 2003.

(c)    Pro forma net income reflects the tax effected adjustment for the redemption premium and the write-off of the deferred financing fees using our effective income tax rate of 38%.

In addition to the information above, the Company hereby incorporates by reference into this Item 5 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 5 or otherwise deemed to have been filed with the Securities and Exchange Commission.

Item 12.  Results of Operations and Financial Condition.

The information in this Item 12, including that incorporated herein by reference, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On October 30, 2003, Guitar Center issued a press release announcing its financial results for the third quarter ended September 30, 2003.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 12.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: October 30, 2003	By	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and
Chief Financial Office

S-1

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated October 30, 2003.

99.2	Financial tables attached to press release issued by Guitar Center, Inc. dated October 30, 2003